Exhibit 99

For Immediate Release

ValueVision Reports Fiscal First Quarter 2012 Results

MINNEAPOLIS – May 16, 2012 – ValueVision Media, Inc. (NASDAQ: VVTV), a multichannel electronic retailer operating as ShopNBC (www.shopnbc.com), today announced operating results for its fiscal 2012 first quarter (Q1’12) ended April 28, 2012. The Company will host an investor conference call/webcast today at 11am ET, details below.

SUMMARY RESULTS AND KEY OPERATING METRICS
($ Millions, except average price points)
	Three months ended
	4/28/2012	4/30/2011
	Q1 '12	Q1 '11	Change

Net Sales	$136.5	$143.5	-4.9%
Gross Profit	$51.0	$53.4	-4.4%
Gross Profit %	37.4%	37.2%	+20 bps
EBITDA, as adjusted	$(1.0)	$3.1	$(4.1)

Loss Before Debt Extinguishment	$(8.2)	$(3.3)	$(5.0)
Debt Extinguishment	$(0.5)	$(25.7)	n/a
Net Loss	$(8.7)	$(28.9)	$20.2

Homes (Average 000s)	81,386	78,291	4.0%
Net Shipped Units (000s)	1,336	1,134	17.8%
Average Price Point	$95	$117	-18.8%
Return Rate %	21.2%	21.2%	0 bps
Internet Net Sales %	45.9%	44.9%	+100 bps

ValueVision reported Q1’12 net sales of $136.5 million, a 4.9% decrease versus Q1’11. Internet net sales decreased 2.8% while penetration increased 100 basis points to 45.9%. Combined sales in Jewelry & Watches, Health & Beauty, Home, and Fashion & Accessories grew by 12% in Q1’12 over Q1’11. As anticipated, sales gains in these categories were offset by Consumer Electronics sales which declined 76% in the period. The average price point in Q1’12 decreased 18.8% to $95 due to a higher concentration of product sales in Beauty, Fashion and Home combined with the decline in Consumer Electronics. Net units shipped increased 17.8% in the quarter vs. last year’s same period.

Gross profit in Q1’12 increased 20 bps to 37.4%. This was driven by a favorable product mix, partially offset by increased shipping and handling promotions. Gross margin dollars decreased 4.4% vs. the prior year, reflecting lower sales. Adjusted EBITDA in Q1’12 was negative $1.0 million compared to positive $3.1 million in the same period last year.

ValueVision CEO Keith Stewart, commented, “While we are disappointed in our Consumer Electronics performance, we are encouraged by the improved results from our other product categories. We do not foresee a significant improvement in Consumer Electronics performance in the upcoming quarters. However, in the final three quarters of last year, our Consumer Electronics sales mix moderated, making the comparative performance of this category less impactful to overall results going forward. Although we will continue our efforts to improve Consumer Electronics performance, we are focused on further broadening our other higher margin businesses while investing in new businesses to grow our product mix and customer base.”

Added Mr. Stewart, “We are pleased with our strong net shipped unit growth in the quarter, reflecting lower average price points and broader customer reach. We were also able to maintain healthy gross margin levels in Q1 despite an increase in shipping and other promotional initiatives. We continue to improve our performance across a number of areas, though the Company’s turnaround is still a work in process. We remain focused on increasing top line sales through solid merchandise execution and customer experience initiatives. These efforts aim to further improve retention rates and ultimately drive higher sales per customer. With an experienced multichannel team in place, I remain confident in our ability to execute on those growth initiatives.”

ValueVision EVP & CFO William McGrath, stated, “We made solid progress on the balance sheet in Q1’12. As of April 28, 2012, our cash position, including restricted cash, was $45 million compared to $35 million at January 28, 2012. The increase in cash reflects the seasonal timing of cash receipts from fourth quarter receivables as well as disciplined management of other working capital components within the quarter.”

In the quarter, the Company secured a $40 million revolving credit facility with PNC Bank, National Association. The facility bears interest at a rate of LIBOR plus 3%. During the first quarter, ValueVision utilized the new credit facility to retire its 11%, $25 million term loan and paid a $12.5 million deferred obligation to a TV distribution provider. These actions improved ValueVision’s financial liquidity and reduced future annual interest expense. As a result of the early retirement of the $25 million term loan, ValueVision incurred a pre-payment penalty of $500,000. The Company also recorded a non-cash interest charge of $2.4 million related to the write off of previously capitalized debt financing costs associated with the $25 million term loan.

Added Mr. McGrath, “Looking ahead, the impact of Consumer Electronics on our quarterly comparisons should diminish for the balance of 2012 and thereafter. Moving into next year, the recent renewal of our largest TV distribution relationship will also benefit performance by providing $15 million in annual cost savings starting January 2013.”

Conference Call / Webcast:	Today, Wednesday, May 16 at 11am ET:

WEBCAST/WEB REPLAY:	http://www.media-server.com/m/p/4rs2ejc9

TELEPHONE:	866-831-5605; Passcode: 50292594

Adjusted EBITDA

EBITDA represents net loss for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and write-downs; restructuring; and non-cash share-based compensation expense. The company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our ”core” television and Internet businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The company has included a reconciliation of Adjusted EBITDA to net loss, its most directly comparable GAAP financial measure, in this release.

About ValueVision Media/ShopNBC

ValueVision Media, Inc. operates ShopNBC, a multichannel electronic retailer that enables customers to interact and shop via TV, Internet, mobile devices, Facebook, Twitter and YouTube. The ShopNBC television network reaches over 81 million cable and satellite homes, in addition to live nationwide streaming at www.shopnbc.com and iPhone and Android devices. ShopNBC merchandise is focused on the categories of home, consumer electronics, health, fitness, beauty, fashion, accessories, jewelry and watches. Please visit the Company's investor relations website at www.shopnbc.com/ir for this and other Company information.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements.  These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company's programming and the fees associated therewith; the Company’s ability to successfully execute the rebuilding strategy; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; the success of the Company's e-commerce and new sales initiatives; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; working capital levels; the ability of the Company to successfully manage the ValuePay program; the ability of the Company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the Company has contractual relationships, and to successfully manage key vendor relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company's operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
Media Relations:	Investors:
Dawn Zaremba	David Collins, Eric Lentini
ShopNBC	Catalyst Global LLC
dzarembal@shopnbc.com	vvtv@catalyst-ir.com
(952) 943-6043	(212) 924-9800 o
(917) 734-0339 m

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VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	April 28,	January 28,
	2012	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,531	$32,957
Restricted cash and investments	2,100	2,100
Accounts receivable, net	71,745	80,274
Inventories	34,815	43,476
Prepaid expenses and other	4,398	4,464
Total current assets	155,589	163,271

Property and equipment, net	27,091	27,992
FCC broadcasting license	23,111	23,111
NBC Trademark License Agreement, net	174	1,215
Other Assets	889	2,871
	$206,854	$218,460

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$47,240	$53,437
Accrued liabilities	27,202	37,842
Deferred revenue	85	85
Total current liabilities	74,527	91,364

Deferred revenue	485	507
Term Loan	-	25,000
Long Term Credit Facility	38,000	-
Total liabilities	113,012	116,871

Commitments and Contingencies

Shareholders' equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 48,804,455 and 48,560,205 shares issued and outstanding	488	486
Warrants to purchase 6,007,372 shares of common stock	567	567
Additional paid-in capital	404,839	403,849
Accumulated deficit	(312,052)	(303,313)
Total shareholders' equity	93,842	101,589
	$206,854	$218,460

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Month Periods Ended
	April 28,	April 30,
	2012	2011

Net sales	$136,549	$143,533
Cost of sales	85,517	90,141
Gross profit	51,032	53,392
Margin%	37.4%	37.2%

Operating expense:
Distribution and selling	48,365	46,476
General and administrative	4,667	4,564
Depreciation and amortization	3,428	2,982
Total operating expense	56,460	54,022

Operating loss	(5,428)	(630)

Other expense:
Interest expense	(2,808)	(2,602)
Loss on debt extinguishment	(500)	(25,679)
Total other expense	(3,308)	(28,281)

Loss before income taxes	(8,736)	(28,911)

Income tax provision	(3)	(19)

Net loss	$(8,739)	$(28,930)

Net loss per common share	$(0.18)	$(0.71)

Net loss per common share --- assuming dilution	$(0.18)	$(0.71)

Weighted average number of common shares outstanding:
Basic	48,638,164	40,655,177
Diluted	48,638,164	40,655,177

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss:

	For the Three Month Periods Ended

	April 28,	April 30,
	2012	2011

Adjusted EBITDA (000's)	$(959)	$3,118
Less:
Loss on debt extinguishment	(500)	(25,679)
Non-cash share-based compensation	(991)	(697)
EBITDA (as defined) (a)	(2,450)	(23,258)

A reconciliation of EBITDA to net loss is as follows:

EBITDA (as defined) (a)	(2,450)	(23,258)
Adjustments:
Depreciation and amortization	(3,478)	(3,051)
Interest expense	(2,808)	(2,602)
Income taxes	(3)	(19)
Net loss	$(8,739)	$(28,930)

(a)   EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes.  The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and writedowns, restructuring costs; and non-cash share-based compensation expense.

Management has included the term Adjusted EBITDA in its EBITDA reconciliation in order to adequately assess the operating performance of the Company's "core" television and Internet businesses and in order to maintain comparability to its analyst's coverage and financial guidance, when given.  Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies.  In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs.  Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity.  Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.